Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Unique Logistics International, Inc. on Form S-1 of our report dated August 31, 2021, with respect to our audit of the consolidated financial statements of Unique Logistics International, Inc. as of May 31, 2021 and for the year ended May 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

October 4, 2021